Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122428 on Form S-8 of our reports dated March 11, 2005 (July 14, 2005 as to the effects of the matters discussed in Note 25), relating to the consolidated financial statements and financial statement schedule of NorthWestern Corporation (a Delaware corporation) and Subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a restatement to revise the Consolidated Statements of Cash Flows described in Note 25, the emergence from bankruptcy and adoption of fresh-start reporting in 2004 described in Notes 1 and 3, the change in the method of accounting for asset retirement obligations in 2003 described in Note 7, and the change in the method of accounting for goodwill and other intangible assets in 2002 described in Note 8) and management’s report of the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management’s assessment of the effectiveness of NorthWestern’s internal control over financial reporting and an adverse opinion on the effectiveness of NorthWestern Corporation’s internal control over financial reporting because of a material weakness identified), appearing in this Annual Report on Form 10-K/A of NorthWestern Corporation for the year ended December 31, 2004.

Minneapolis, Minnesota
July 14, 2005